Exhibit 10.19

SECOND AMENDED AND RESTATED

EMPLOYMENT AGREEMENT

THIS SECONDED AMENDED AND RESTATED EMPLOYMENT AGREEMENT (the “Agreement”) is effective as of August 1, 2010 (the “Effective Date”), by and between Remy International, Inc., a Delaware corporation (the “Company”), and Gerald T. Mills (the “Employee”). In consideration of the mutual covenants and agreements set forth herein, the parties agree as follows:

1. Purpose. This Agreement amends and restates, in its entirety, the obligations of the parties under the agreement between the Company and the Employee, dated as of March 7, 2006, as amended and restated on December 6, 2007 (the “Prior Agreement”). The purpose of this Agreement is to recognize the Employee’s significant contributions to the overall financial performance and success of the Company and to provide a single, integrated document which shall provide the basis for the Employee’s continued employment by the Company.

2. Employment and Duties. Subject to the terms and conditions of this Agreement, the Company agrees to continue to employ the Employee to serve in an executive capacity as Senior Vice President and Chief Human Resources Officer. The Employee accepts such continued employment and agrees to undertake and discharge the duties, functions and responsibilities commensurate with the aforesaid position and such other duties, functions and responsibilities as may be prescribed from time to time by the Company’s Chief Executive Officer (“CEO”). The Employee shall devote his full business time, attention and effort to the performance of his duties hereunder and, except as described below, shall not engage in any business, profession or occupation, other than personal, personal investment, charitable, or civic activities or other matters that do not conflict with the Employee’s duties. The Employee shall report to the CEO of the Company.

3. Term. The term of this Agreement shall commence on the Effective Date and shall continue until December 31, 2013 or if earlier pursuant to Section 8 (including any extensions as provided in this Section 3, the “Employment Term”). Notwithstanding any termination of the Employment Term or the Employee’s employment, the Employee and the Company agree that Sections 8 through 28 hereof shall remain in effect until all parties’ obligations and benefits are satisfied thereunder. This Agreement shall continue to renew for successive one-year terms upon expiration of the original Employment Term, and each extension thereof, unless either party gives prior written notice of its intent not to renew at least ninety (90) days before the end of the applicable Employment Term.

4. Salary. During the Employment Term, the Company shall pay the Employee a base salary at an annual rate, before deducting all applicable withholdings, of no less than three hundred seventy-five thousand dollars ($375,000) per year, payable at the time and in the manner dictated by the Company’s standard payroll policies. Such minimum annual base salary may be periodically reviewed and increased (but not decreased without the Employee’s express written consent and except in connection with a broad based corporate officer salary decrease) at the discretion of the Compensation Committee (the “Committee”) of the Board of Directors of the Company (the “Board’) to reflect, among other matters, cost of living increases and performance results (such annual base salary, including any increases pursuant to this Section 4, the “Annual Base Salary”).

5. Other Compensation and Fringe Benefits. In addition to any executive bonus, pension, deferred compensation and long-term incentive plans which the Company or an affiliate of the Company may from time to time make available to the Employee, the Employee shall be entitled to the following during the Employment Term:

(a)	the standard Company benefits enjoyed by and provided by Company to senior executives, including an annual executive physical;

(b)	medical and other insurance coverage (for the Employee and any covered dependents) provided by the Company, subject to standard costs, terms and other conditions;

(c)	an annual incentive bonus opportunity under the Company’s Amended and Restated Annual Bonus Plan (“Annual Bonus Plan”) for each calendar year included in the Employment Term, with such opportunity to be earned based upon attainment of performance objectives established by the Committee (“Annual Bonus”). In respect of the 2010 calendar year, the Employee shall be eligible for an annual target incentive bonus of four hundred thousand and twenty dollars ($400,020) under the Annual Bonus Plan, subject to the terms and conditions thereunder, including the attainment of EBITDAR objectives already established by the Employee and the Board. For subsequent years during the Employment Term, the target Annual Bonus shall not be less than 55% of his Annual Base Salary. The Annual Bonus shall be paid no later than the March 15 first following the calendar year to which the Annual Bonus relates. Notwithstanding the requirement that an employee be employed by the Company on the date of payment of the Annual Bonus, the Employee will be eligible to receive the earned 2011 Annual Bonus if the Employee remains continuously employed with the Company through December 31, 2011 and has not violated the provisions of this Agreement, including, but not limited to Sections 12 and 13 hereof;

(d)	eligible for a target long-term incentive bonus (the “Long-Term Bonus”) of six hundred sixty thousand dollars ($660,000) under the Company’s 2010 Long-Term Incentive Cash Bonus Plan (the “Long-Term Plan”), payable upon the attainment of EBITDAR objectives already established by the Employee and the Board and relating to the financial performance of the Company during the three-year period beginning January 1, 2008 and ending December 31, 2010, as specified in the Long-Term Plan. The Employee shall vest 100% in his Long-Term Bonus on December 31, 2010 provided he remains continuously employed through such date, which shall be payable in two installments, the first half to be paid in March 2011 and the second half in March 2012, in accordance with the terms and conditions of the Long-Term Plan;

(e)	participation in the Company’s 2007 Restricted Stock Plan and other equity incentive plans and incentive opportunities customarily provided by Company to senior executives. For calendar year 2011, and each year thereafter, the Employee shall receive an annual equity and/or cash basis long term incentive grant valued by the Board at six hundred thousand dollars ($600,000), or such other amount as determined by the Board, with such terms as determined by the Board and the applicable plan document. For calendar year 2011, the grant will be restricted stock. If Employee remains continuously employed with the Company through September 2011, all previously granted stock, and any future grants of stock granted prior to December 31, 2011, shall vest in accordance with their original vesting schedules even though Employee is no longer employed as long as the Employee (i) continues to make himself available at no additional compensation through the applicable vesting date to perform consulting services or otherwise assist in providing litigation support or background on matters as to which he was involved while employed by the Company, provided however any such consulting services or assistance may not require his services at a level greater than 20% of the services performed by him during the 36 month period preceding the date of his termination of employment, and (ii) has not violated the provisions of this Agreement, including, but not limited to Sections 12 and 13 hereof; and

(f)	during the Employment Term a monthly reimbursement of $1000 for miscellaneous business-related expenses incurred by the Employee in connection with the Employee working at the location of the Company’s office.

6. Vacation. For and during each calendar year within the Employment Term, the Employee shall be entitled to reasonable paid vacation periods consistent with the Employee’s position and in accordance with the Company’s standard policies, or as the Committee may approve. In addition, the Employee shall be entitled to such holidays consistent with the Company’s standard policies or as the Board or the Committee may approve.

7. Expense Reimbursement. In addition to the compensation and benefits provided herein, the Company shall, upon receipt of appropriate documentation, reimburse the Employee for his reasonable travel, lodging, entertainment, promotion and other ordinary and necessary business expenses to the extent such reimbursement is permitted under the Company’s expense reimbursement policy.

8. Termination of Employment. The Company or the Employee may terminate the Employee’s employment at any time and for any reason in accordance with Subsection 8(a) below. The Employment Term shall be deemed to have ended on the last day of the Employee’s employment. The Employment Term shall terminate automatically upon the Employee’s death.

(a)

Notice of Termination. Any purported termination of the Employee’s employment (other than by reason of death) shall be communicated by written Notice of Termination (as defined herein) from one party to the other in accordance with the notice provisions contained in Section 25. For purposes of this Agreement, a “Notice of Termination” shall mean a notice that indicates the Date of Termination (as that term is defined in Subsection 8(b)) and, with respect to a termination due to Disability (as that term is defined in Subsection 8(e)), Cause

(as that term is defined in Subsection 8(d)), or Good Reason (as that term is defined in Subsection 8(f)), sets forth in reasonable detail the facts and circumstances that are alleged to provide a basis for such termination. A Notice of Termination from the Company shall specify whether the termination is with or without Cause or due to the Employee’s Disability. A Notice of Termination from the Employee shall specify whether the termination is with or without Good Reason.

(b)

Date of Termination. For purposes of this Agreement, “Date of Termination” shall mean the date specified in the Notice of Termination (but in no event shall such date be earlier than the thirtieth (30th) day following the date the Notice of Termination is given) or the date of the Employee’s death. Notwithstanding the foregoing, in no event shall the Date of Termination occur until the Employee experiences a “separation of service” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and notwithstanding anything contained herein to the contrary, the date on which such separation from service takes place shall be the “Date of Termination,” and all references herein to a “termination of employment” (or words of similar meaning) shall mean a “separation of service” within the meaning of Code Section 409A.

(c)	No Waiver. The failure to set forth any fact or circumstance in a Notice of Termination, which fact or circumstance was not known to the party giving the Notice of Termination when the notice was given, shall not constitute a waiver of the right to assert such fact or circumstance in an attempt to enforce any right under or provision of this Agreement.

(d)	Cause. For purposes of this Agreement, a termination for “Cause” means (i) the Employee engages in gross misconduct or gross negligence in the performance of the Employee’s material duties for the Company or any of its subsidiaries, (ii) the Employee embezzles assets of the Company or any of its subsidiaries, (iii) the Employee is convicted of or enters a plea of guilty or nolo contendere to a felony or misdemeanor involving moral turpitude, (iv) the Employee’s breach of any restrictive covenant set forth in Section 8 of this Agreement, (v) the Employee’s willful and material failure to follow the lawful and reasonable instructions of the CEO or the Board, or (vi) the Employee’s becoming barred or prohibited by the United States Securities and Exchange Commission or other regulatory body from holding his position with the Company or any of its subsidiaries; provided, however, that in each such case (except with regard to subsection (iii) or (vi), is not cured within 30 days after receipt of notice.

(e)	Disability. For purposes of this Agreement, a termination based upon “Disability” means a termination by the Company based upon the Employee’s entitlement to long-term disability benefits under the Company’s long-term disability plan or policy, as the case may be, as in effect on the Date of Termination; provided, however, that if the Employee is not a participant in the Company’s long-term disability plan or policy on the Date of Termination, he shall still be considered terminated based upon Disability if he would have been entitled to benefits under the Company’s long-term disability plan or policy had he been a participant on his Date of Termination.

(f)	Good Reason. For purposes of this Agreement, a termination for “Good Reason” means a termination by the Employee based upon the occurrence (without The Employee’s express written consent) of any of the following:

(i)	a material adverse change in the Employee’s position or title, or a material diminution in the Employee’s managerial authority, duties or responsibilities or the conditions under which such duties or responsibilities are performed (e.g., a material reduction in the number or scope of department(s), functional group(s) or personnel over which the Employee has managerial authority);

(ii)	a material adverse change in the position to which the Employee reports (i.e., the CEO), or a material diminution in the managerial authority, duties or responsibilities of the person in that position;

(iii)	a material diminution in the Employee’s Annual Base Salary or Annual Bonus opportunity except in connection with a broad based corporate officer salary decrease; or

(iv)	notice of non-renewal of this Agreement by the Company pursuant to Section 3 hereof or a material breach by Company of any of its obligations under this Agreement.

(g)	Notwithstanding the foregoing, the Employee being placed on a paid leave for up to sixty (60) days pending a determination of whether there is a basis to terminate the Employee for Cause shall not constitute Good Reason. The Employee’s continued employment shall not constitute consent to, or a waiver of rights with respect to, any act or failure to act constituting Good Reason hereunder; provided, however, that no such event described above shall constitute Good Reason unless: (i) the Employee gives Notice of Termination to Company specifying the condition or event relied upon for such termination within ninety (90) days of the initial existence of such event; and (ii) Company fails to cure the condition or event constituting Good Reason within thirty (30) days following receipt of the Employee’s Notice of Termination.

9. Obligations of the Company Upon Termination.

(a)	Termination by the Company for a Reason Other than Cause, Death or Disability and Termination by the Employee for Good Reason. If the Employee’s employment is terminated by the Company for any reason other than Cause, Death or Disability; or by the Employee for Good Reason:

(i)

the Company shall pay the Employee the following (collectively, the “Accrued Obligations”): (A) within five (5) business days after the Date of Termination, any earned but unpaid Annual Base Salary; (B) within a reasonable time following submission of all applicable documentation, any expense reimbursement payments owed to the Employee for expenses incurred prior to the Date of Termination; and (C) any other accrued and vested payments under any employee benefit plan, to be paid in accordance with the terms of such employee benefit plan, including the Long Term Plan and Restricted Stock Plan;

(ii)

the Company shall pay the Employee no later than March 15th of the calendar year following the year in which the Date of Termination occurs, a prorated Annual Bonus based upon the actual Annual Bonus that would have been earned by the Employee for the year in which the Date of Termination occurs (based upon the target Annual Bonus opportunity in the year in which the Date of Termination occurred, or the prior year if no target Annual Bonus opportunity has yet been determined, and the actual satisfaction of the applicable performance measures, but ignoring any requirement under the Annual Bonus Plan that the Employee must be employed on the payment date) multiplied by the percentage of the calendar year completed before the Date of Termination;

(iii)

the Company shall pay the Employee, no later than the sixtieth (60th) calendar day after the Date of Termination, a lump-sum payment equal to 100% of the sum of: (A) the Employee’s Annual Base Salary in effect immediately prior to the Date of Termination (disregarding any reduction in Annual Base Salary to which the Employee did not expressly consent in writing); and (B) the higher of (i) the highest of the Annual Bonus paid in the three calendar years prior to the Date of Termination, or (ii) the target Annual Bonus for the year of termination; and

(iv)	as long as the Employee pays the full monthly premiums for COBRA coverage, the Company shall provide the Employee and, as applicable, the Employee’s eligible dependents with continued medical and dental coverage, on the same basis as provided to the Company’s active executives and their dependents until the earlier of: (i) two (2) years after the Date of Termination; or (ii) the date the Employee is first eligible for medical and dental coverage (without pre-existing condition limitations) with a subsequent employer. In addition, within sixty-five (65) days after the Date of Termination, the Company shall pay the Employee a lump sum cash payment equal to twenty-four (24) months of medical and dental COBRA premiums based on the level of coverage in effect for the Employee (e.g., employee only or family coverage) on the Date of Termination.

(b)	Termination by the Company for Cause and by the Employee without Good Reason. If the Employee’s employment is terminated (i) by the Company for Cause or (ii) by the Employee without Good Reason, the Company’s only obligation under this Agreement shall be payment of any Accrued Obligations.

(c)

Termination due to Death. If the Employee’s employment is terminated due to death, the Company shall pay to the Employee’s estate or personal representative, within sixty-five (65) days after the Date of Termination any Accrued Obligations. In addition, the Company shall pay to the Employee’s estate or personal representative: (i) a prorated Annual Bonus, for the year of termination, determined in accordance with the terms of the Annual Bonus Plan, but not less than the amount equal to the target Annual Bonus for the year of termination, multiplied by the percentage of the calendar year completed before the Date of Termination such payment to be made no later than 2 1/2 months after the end of the year in which the death occurs and at the time when bonus payments are paid to other senior executives in accordance with the Company’s normal payroll practices, and (ii) the Long Term Bonus and Restricted Stock Awards or other vested payments under any employee benefit plan which are payable in accordance with such plans.

(d)

Termination Due to the Employee’s Disability. The Company may terminate the Employee’s employment hereunder due to Disability in accordance with this Section. Notwithstanding the foregoing, if, in the good faith determination of the Board, the Employee is suffering from a mental or physical disease or disability that impacts the performance of his duties in any material respect, the Company may suspend the Employee for a period of up to one hundred eighty (180) days during the Employment Term (provided that such suspension shall not constitute Good Reason under Section 8(f) and provided further that during such suspension, the Employee shall (i) continue to receive his Annual Base Salary in accordance with Section 4 and (ii) be eligible to receive benefits he may be entitled to under the Company’s short-term disability plan, if any). If the Board does not re-instate the Employee to employment (under the terms and conditions of this Agreement) by the end of such one hundred eighty (180) day period or at any time prior to the end of such period, in the Board’s sole discretion, the Company may (i) terminate the Employee’s employment without Cause (as provided under Section 8(d)) if the Employee’s condition does not meet the definition of Disability (as provided under this Section) if the Employee’s condition does meet the definition of Disability at the time of termination. In such latter event, the Employee or his legal representative, as the case may be, shall be entitled to: (i) any Annual Base Salary earned but not paid as of the date of the Employee’s termination due to Disability, (ii) a pro-rata payment, for the year of termination determined according to the terms of the Annual Bonus Plan, but not less than the amount equal to the target Annual Bonus multiplied by a fraction, the numerator of which is the number of days transpired in the calendar year up to and including the date on which the Employee is terminated by the Company due to Disability, and the denominator of which is 365, such payment shall be made no later than 2 1/2 months after the end of the year in which the termination due to disability occurs and at the time when bonus payments are paid to other senior executives in accordance with the Company’s normal payroll procedures, and (iii) the Long Term Bonus and Restricted Stock Awards or other vested payments under any employee benefit plan which are payable in accordance with such plans.

(e)	Six-Month Delay. To the extent the Employee is a “specified employee,” as defined in Code Section 409A(a)(2)(B)(i) and the regulations and other guidance promulgated thereunder and any elections made by the Company in accordance therewith, notwithstanding the timing of payment provided in any other Section of this Agreement, no payment, distribution or benefit under this Agreement that constitutes a distribution of deferred compensation (within the meaning of Treasury Regulation Section 1.409A-1(b)) upon separation from service (within the meaning of Treasury Regulation Section 1.409A-1(h)), after taking into account all available exemptions, that would otherwise be payable, distributable or settled during the six (6) month period after separation from service, will be made during such six (6) month period, and any such payment, distribution or benefit will instead be paid on the first business day after such six (6) month period, provided, however, that if the Employee dies following the Date of Termination and prior to the payment, distribution, settlement or provision of any payments, distributions or benefits delayed on account of Code Section 409A, such payments, distributions or benefits shall be paid or provided to the personal representative of the Employee’s estate within thirty (30) days after the date of the Employee’s death.

10. Excise Taxes. If any payments or benefits paid or provided or to be paid or provided to the Employee or for the Employee’s benefit pursuant to the terms of this Agreement or otherwise in connection with, or arising out of, his employment with the Company or its subsidiaries or the termination thereof (a “Payment” and, collectively, the “Payments”) would be subject to the excise tax imposed by Code Section 4999 (the “Excise Tax”), then, the Employee may elect for such Payments to be reduced to one dollar less than the amount that would constitute a “parachute payment” under Code Section 280G (the “Scaled Back Amount”). Any such election must be in writing and delivered to the Company within thirty (30) days after the Date of Termination. If the Employee does not elect to have Payments reduced to the Scaled Back Amount, the Employee shall be responsible for payment of any Excise Tax resulting from the Payments and the Employee shall not be entitled to a gross-up payment under this Agreement or any other agreement for such Excise Tax. If the Payments are to be reduced, they shall be reduced in the following order of priority: (i) first from cash compensation, (ii) next from equity compensation, then (iii) pro-rata among all remaining Payments and benefits. To the extent there is a question as to which Payments within any of the foregoing categories are to be reduced first, the Payments that will produce the greatest present value reduction in the Payments with the least reduction in economic value provided to the Employee shall be reduced first. Notwithstanding the order of priority of reduction set forth above, the Employee may include in the Employee’s election for a Scaled Back Amount a change to the order of such Payment reduction. The Company shall follow such revised reduction order, if and only if, the Company, in its sole discretion, determines such change does not violate the provisions of Code Section 409A. The Company acknowledges the Shareholders of the Company approved the Prior Agreement terms under Code Section 280G(b)(5) in December 2007.

11. Non-Delegation of the Employee’s Rights. The obligations, rights and benefits of the Employee hereunder are personal and may not be delegated, assigned or transferred in any manner whatsoever, nor are such obligations, rights or benefits subject to involuntary alienation, assignment or transfer.

12. Confidential Information. The Employee acknowledges that he will occupy a position of trust and confidence and will have access to and learn substantial information about the Company and its affiliates and their operations that is confidential or not generally known in the industry including, without limitation, information that relates to purchasing, sales, customers, marketing, and the financial positions and financing arrangements of the Company and its affiliates. The Employee agrees that all such information is proprietary or confidential, or constitutes trade secrets and is the sole property of the Company and/or its affiliates, as the case may be. The Employee will keep confidential, and will not reproduce, copy or disclose to any other person or firm, any such information or any documents or information relating to the Company’s or its affiliates’ methods, processes, customers, accounts, analyses, systems, charts, programs, procedures, correspondence or records, or any other documents used or owned by the Company or any of its affiliates, nor will the Employee advise, discuss with or in any way assist any other person, firm or entity in obtaining or learning about any of the items described in this Section 12. Accordingly, the Employee agrees that during the Employment Term and at all times thereafter he will not disclose, or permit or encourage anyone else to disclose, any such information, nor will he utilize any such information, either alone or with others, outside the scope of his duties and responsibilities with the Company and its affiliates.

13. Non-Competition.

(a)	During Employment Term. The Employee agrees that, during the Employment Term, he will devote such business time, attention and energies reasonably necessary to the diligent and faithful performance of the services to the Company and its affiliates, and he will not engage in any way whatsoever, directly or indirectly, in any business that is a direct competitor with the Company’s or its affiliates’ principal business, nor solicit customers, suppliers or employees of the Company or affiliates on behalf of, or in any other manner work for or assist any business which is a direct competitor with the Company’s or its affiliates’ principal business. In addition, during the Employment Term, the Employee will undertake no planning for or organization of any business activity competitive with the work he performs as an employee of the Company, and the Employee will not combine or conspire with any other employee of the Company or any other person for the purpose of organizing any such competitive business activity.

(b)

After Employment Term. The parties acknowledge that the Employee will acquire substantial knowledge and information concerning the business of the Company and its affiliates as a result of his employment. The parties further acknowledge that the scope of business in which the Company and its affiliates are engaged as of the Effective Date is national and very competitive and one in which few companies can successfully compete. Competition by the Employee in that business after the Employment Term would severely injure the Company and its affiliates. Accordingly, for a period of one (1) year after the Employee’s employment terminates for any reason whatsoever, except as otherwise stated herein below, the Employee agrees: (i) not to become an employee, consultant, advisor, principal, partner or substantial shareholder of any firm or business that directly competes with the Company or its affiliates in their principal products and markets; and (ii) on behalf of any such competitive firm or business, not to solicit any person or business that was at the time of such termination and remains a customer or prospective customer, a supplier or prospective supplier, or an employee of the Company or an affiliate. Notwithstanding any of the foregoing provisions to the contrary, the Employee shall not be subject to the restrictions set forth in this Subsection 13(b) if the Employee’s employment is terminated by the Company without Cause.

14. Return of Company Documents. Upon termination of the Employment Term, the Employee shall return immediately to the Company all records and documents of or pertaining to the Company or its affiliates and shall not make or retain any copy or extract of any such record or document, or any other property of the Company or its affiliates.

15. Improvements and Inventions. Any and all improvements or inventions that the Employee may make or participate in during the Employment Term, unless wholly unrelated to the business of the Company and its affiliates and not produced within the scope of the Employee’s employment hereunder, shall be the sole and exclusive property of the Company. The Employee shall, whenever requested by the Company, execute and deliver any and all documents that the Company deems appropriate in order to apply for and obtain patents or copyrights in improvements or inventions or in order to assign and/or convey to the Company the sole and exclusive right, title and interest in and to such improvements, inventions, patents, copyrights or applications.

16. Actions. The parties agree and acknowledge that the rights conveyed by this Agreement are of a unique and special nature and that the Company will not have an adequate remedy at law in the event of a failure by the Employee to abide by its terms and conditions, nor will money damages adequately compensate for such injury. Therefore, it is agreed between and hereby acknowledged by the parties that, in the event of a breach by the Employee of any of the obligations of this Agreement, the Company shall have the right, among other rights, to damages sustained thereby and to obtain an injunction or decree of specific performance from any court of competent jurisdiction to restrain or compel the Employee to perform as agreed herein. Nothing herein shall in any way limit or exclude any other right granted by law or equity to the Company.

17. Release. Notwithstanding any provision herein to the contrary, the Company may require that, prior to payment of any amount or provision of any benefit under Section 9 (other than due to the Employee’s death), the Employee shall have executed a complete release of the Company and its affiliates and related parties in such form as is reasonably required by the Company, and any waiting periods contained in such release shall have expired; provided, however, that such release shall not apply to the Employee’s rights under the benefit plans and programs of the Company and its affiliates, which rights shall be determined in accordance with the terms of such plans and programs. With respect to any release required to receive payments owed pursuant to Section 9, the Company must provide the Employee with the form of release no later than seven (7) days after the Date of Termination and the release must be signed by the Employee and returned to the Company, unchanged, effective and irrevocable, no later than sixty (60) days after the Date of Termination.

18. No Mitigation. The Company agrees that, if the Employee’s employment hereunder is terminated during the Employment Term, the Employee is not required to seek other employment or to attempt in any way to reduce any amounts payable to the Employee by the Company hereunder. Further, the amount of any payment or benefit provided for hereunder (other than pursuant to Subsection 9(a)(v) hereof) shall not be reduced by any compensation earned by the Employee as the result of employment by another employer, by retirement benefits or otherwise.

19. Entire Agreement and Amendment. This Agreement embodies the entire agreement and understanding of the parties hereto in respect of the subject matter of this Agreement, and except as referenced herein with respect to the continuation of the current incentive compensation programs, including the Long Term Plan and Restricted Stock Plan as specified in Section 5 hereof, supersedes and replaces all prior agreements, understandings and commitments with respect to such subject matter, including without limitation the Prior Agreement. This Agreement may be amended only by a written document signed by both parties to this Agreement.

20. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Indiana, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Agreement to the substantive law of another jurisdiction. Any litigation pertaining to this Agreement shall be adjudicated in courts located in Indiana.

21. Successors. This Agreement may not be assigned by the Employee. In addition to any obligations imposed by law upon any successor to the Company, the Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the stock, business and/or assets of the Company, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. Failure of the Company to obtain such assumption by a successor shall be a material breach of this Agreement. The Employee agrees and consents to any such assumption by a successor of the Company, as well as any assignment of this Agreement by the Company for that purpose. As used in this Agreement, “Company” shall mean the Company as herein before defined as well as any such successor that expressly assumes this Agreement or otherwise becomes bound by all of its terms and provisions by operation of law. This Agreement shall be binding upon and inure to the benefit of the parties and their permitted successors or assigns.

22. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

23. Attorneys’ Fees. If any party finds it necessary to employ legal counsel or to bring an action at law or other proceedings against the other party to interpret or enforce any of the terms hereof, the party prevailing in any such action or other proceeding shall be promptly paid by the other party its reasonable legal fees, court costs, litigation expenses, all as determined by the court and not a jury, and such payment shall be made by the non-prevailing party no later than the end of the Employee’s tax year following the Employee’s tax year in which the payment amount becomes known and payable; provided, however, that following the Employee’s termination of employment with the Company, if any party finds it necessary to employ legal counsel or to bring an action at law or other proceedings against the other party to interpret or enforce any of the terms hereof, the Company shall pay (on an ongoing basis) to the Employee to the fullest extent permitted by law, all legal fees, court costs and litigation expenses reasonably incurred by the Employee or others on his behalf (such amounts collectively referred to as the “Reimbursed Amounts”); provided, further, that the Employee shall reimburse the Company for the Reimbursed Amounts if it is determined that a majority of the Employee’s claims or defenses were frivolous or without merit. Requests for payment of Reimbursed Amounts, together with all documents required by the Company to substantiate them, must be submitted to the Company no later than ninety (90) days after the expense was incurred. The Reimbursed Amounts shall be paid by the Company within ninety (90) days after receiving the request and all substantiating documents requested from the Employee. The payment of Reimbursed Amounts during the Employee’s tax year will not impact the Reimbursed Amounts for any other taxable year. The rights under this Section 23 shall survive the termination of employment and this Agreement until the expiration of the applicable statute of limitations.

24. Severability. If any Section, subsection or provision hereof is found for any reason whatsoever to be invalid or inoperative, that section, subsection or provision shall be deemed severable and shall not affect the force and validity of any other provision of this Agreement. If any covenant herein is determined by a court to be overly broad thereby making the covenant unenforceable, the parties agree and it is their desire that such court shall substitute a reasonable judicially enforceable limitation in place of the offensive part of the covenant and that as so modified the covenant shall be as fully enforceable as if set forth herein by the parties themselves in the modified form. The covenants of the Employee in this Agreement shall each be construed as an agreement independent of any other provision in this Agreement, and the existence of any claim or cause of action of the Employee against the Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of the covenants in this Agreement.

25. Notices. Any notice, request, or instruction to be given hereunder shall be in writing and shall be deemed given when personally delivered or three (3) days after being sent by United States Certified Mail, postage prepaid, with Return Receipt Requested, to the parties at their respective addresses set forth below:

To the Company:

Chief Executive Officer

Remy International, Inc.

600 Corporation Drive

Pendleton, Indiana 46064

To the Employee:

Gerald T. Mills

[Home Address]

26. Waiver of Breach. The waiver by any party of any provisions of this Agreement shall not operate or be construed as a waiver of any prior or subsequent breach by the other party.

27. Tax Withholding. The Company or an affiliate may deduct from all compensation and benefits payable under this Agreement any taxes or withholdings the Company is required to deduct pursuant to state, federal or local laws.

28. Code Section 409A. To the extent applicable, it is intended that this Agreement and any payment made hereunder shall comply with the requirements of Section 409A of the Code, or an exemption or exclusion therefrom and any related regulations or other guidance promulgated with respect to such Section by the U.S. Department of the Treasury or the Internal Revenue Service (“Code Section 409A”), provided that for the avoidance of doubt, this provision shall not be construed to require a gross-up payment in respect of any taxes, interest or penalties imposed on the Employee as a result of Code Section 409A. Any provision that would cause the Agreement or any payment hereof to fail to satisfy Code Section 409A shall have no force or effect until amended in the least restrictive manner necessary to comply with Code Section 409A, which amendment may be retroactive to the extent permitted by Code Section 409A. Each payment under this Agreement shall be treated as a separate payment for purposes of Code Section 409A. In no event may the Employee, directly or indirectly, designate the calendar year of any payment to be made under this Agreement. All reimbursements and in-kind benefits provided under this Agreement shall be made or provided in accordance with the requirements of Code Section 409A, including, without limitation, that (i) in no event shall reimbursements by the Company under this Agreement be made later than the end of the calendar year next following the calendar year in which the applicable fees and expenses were incurred; (ii) the amount of in-kind benefits that the Company is obligated to pay or provide in any given calendar year shall not affect the in-kind benefits that the Company is obligated to pay or provide in any other calendar year; (iii) the Employee’s right to have the Company pay or provide such reimbursements and in-kind benefits may not be liquidated or exchanged for any other benefit; and (iv) in no event shall the Company’s obligations to make such reimbursements or to provide such in-kind benefits apply later than the Employee’s remaining lifetime. The Employee acknowledges that he has been advised to consult with an attorney and any other advisors of the Employee’s choice prior to executing this Agreement, and the Employee further acknowledges that, in entering into this Agreement, he has not relied upon any representation or statement made by any agent or representative of Company or its affiliates that is not expressly set forth in this Agreement, including, without limitation, any representation with respect to the consequences or characterization (including for purpose of tax withholding and reporting) of the payment of any compensation or benefits hereunder under Code Section 409A and any similar sections of state tax law.

IN WITNESS WHEREOF the parties have executed this Agreement to be effective as of the date first set forth above.

REMY INTERNATIONAL, INC.

By:
Its:

GERALD T. MILLS

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